Commission File No. _______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________________

Form S-8

Registration Statement Under The Securities Act Of 1933

Signalife, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0441351 (I.R.S. Employer Identification No.)

Common shares issuable under the Signalife, Inc. 2006 Omnibus Equity Compensation Plan

(Full title of plan(s))

Rowland Perkins

Chief Executive Officer

Signalife, Inc.

4705 Laurel Canyon Blvd., Suite 203

Studio City, California 91607

(864) 233-2300

(Name and address of agent for service of process)

(Telephone number, including area code, of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	2,181(2)	$ 3.05 (4)	$ 6,651.94	$ 0.26
Common stock	1,000,000(3)	$ 3.05 (4)	$ 3,050,000.00	$ 119.87
Total	1,002,181		$ 3,056.651.94	$ 120.13

(1)

Pursuant to SEC Rule 416(a), also covers additional common shares that may be offered to prevent dilution as a result of stock splits, stock dividends or similar transactions relating to these shares.

(2)

Held under Stock Pool authorized under the plan(2)

(3)

Held under supplementary Evergreen Pool to be automatically transferred to Stock Pool from time-to-time under the evergreen provisions contained in the plan(3)

(4)

Pursuant to Rule 457(h)(1) and 457(c), the filing fee is computed upon the basis of the average of the high and low prices reported by the OTCBB as of the close of market on October 29, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.

Plan Information; Registrant Information And Employee Plan Annual Information

Not Applicable

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item

3

Incorporation Of Documents By Reference

We incorporate by reference into this prospectus the documents listed below or excerpts therefrom, as the case may be, as well as all other documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all common shares offered under this registration statement have been sold, or which deregisters all common shares offered under this registration statement then remaining unsold:

(1)

our annual report on form 10-KSB filed for our fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on April 3, 2008 pursuant to Section 13(a) of the Exchange Act of 1934, as it may be amended from time-to-time;

(2)

all other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007; and

(3)

the description of our common shares contained in that section captioned “Description of Equity Securities—Common Shares” contained in our registration statement (post-effective no. 1) on form S-1 (SEC file no. 333—148515) as filed with the Securities and Exchange Commission on July 10, 2008 and declared effective on July 21, 2008.

All documents we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all common shares offered under this registration statement have been sold, or which deregisters all common shares offered under this registration statement then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the above, information that is "furnished to" the SEC shall not be deemed "filed with" the SEC and shall not be deemed incorporated by reference into this registration statement.

Item 4.

Description of Securities

Not applicable—the common shares to be offered and sold under this prospectus are registered under Section 12(b) of the Securities Exchange Act of 1934.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6

Indemnification Of Directors And Officers

Our Certificate of Incorporation provides shall that we shall, to the maximum extent and in the manner under Delaware corporate law, indemnify each of our directors and officers against judgments, fines, settlements and other amounts, including expenses such as attorneys’ fees, actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation.  We may also have contractual indemnification obligations under our individual agreements with our directors, officers and employees.

The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit our company and shareholders.  We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

Item 7

Exemption From Registration Claimed

Not applicable.

Item 8

Exhibits And Financial Statement Schedules

3.1

Restated Certificate Of Incorporation Of Signalife, Inc. filed by the Delaware Secretary of State on May 5, 2006 (1)

3.2

Restated Bylaws adopted as of May 5, 2006 (1)

4.1

Signalife 2006 Omnibus Equity Compensation Plan, as adopted effective as of June 7, 2006 (2)

4.2

Amendment No. 1 to the Signalife 2006 Omnibus Equity Compensation Plan, as adopted effective as of October 30, 2008 *

5.

Legal opinion *

23.1

Consent of legal counsel (3)

23.2

Consent of Independent Registered Public Accounting Firm (Elliott Davis, LLC) *

*

Filed herewith

(1)

Previously filed as an exhibit to our current report on form 8-K filed with the SEC on May 11, 2006.

(2)

Previously filed as an exhibit to our registration statement on form S-8 filed with the SEC on June 12, 2006.

(3)

Included in legal opinion filed as exhibit 5

Item 9

Undertakings

We hereby undertake to:

1.

File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act (unless incorporated by reference in this registration statement from periodic reports filed by the issuer under the Exchange Act),

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the face page of the effective registration statement (unless incorporated by reference in this registration statement from periodic reports filed by the issuer under the Exchange Act); or

(iii)

include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Studio City, State of California, on October 30, 2008.

SIGNALIFE, INC.
By:	/s/ Rowland Perkins
Rowland Perkins Chief Executive Officer (principal executive officer)
By:	/s/ Kevin F. Pickard
Kevin F. Pickard Interim Chief Financial Officer (principal accounting and financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Rowland Perkins	Co-Chief Executive Officer and Director	October 30, 2008
Rowland Perkins
By:	/s/ Willie Gault	Co-Chief Executive Officer, President and Director	October 30, 2008
Willie Gault
By:	/s/ Jennifer Black	Director	October 30, 2008
Jennifer Black
By:	/s/ Charles Harrison	Director	October 30, 2008
Charles Harrison